A special meeting of the fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	60,735,635.46	95.086
Withheld	3,138,685.35	4.914
TOTAL	63,874,320.81	100.000
Dennis J. Dirks
Affirmative	60,919,704.99	95.374
Withheld	2,954,615.82	4.626
TOTAL	63,874,320.81	100.000
Edward C. Johnson 3d
Affirmative	60,922,579.16	95.379
Withheld	2,951,741.65	4.621
TOTAL	63,874,320.81	100.000
Alan J. Lacy
Affirmative	61,132,271.04	95.707
Withheld	2,742,049.77	4.293
TOTAL	63,874,320.81	100.000
Ned C. Lautenbach
Affirmative	61,087,968.09	95.638
Withheld	2,786,352.72	4.362
TOTAL	63,874,320.81	100.000
Joseph Mauriello
Affirmative	61,196,845.63	95.808
Withheld	2,677,475.18	4.192
TOTAL	63,874,320.81	100.000
Cornelia M. Small
Affirmative	61,173,098.02	95.771
Withheld	2,701,222.79	4.229
TOTAL	63,874,320.81	100.000
William S. Stavropoulos
Affirmative	60,507,101.69	94.728
Withheld	3,367,219.12	5.272
TOTAL	63,874,320.81	100.000
David M. Thomas
Affirmative	61,176,742.85	95.777
Withheld	2,697,577.96	4.223
TOTAL	63,874,320.81	100.000
Michael E. Wiley
Affirmative	60,974,490.94	95.460
Withheld	2,899,829.87	4.540
TOTAL	63,874,320.81	100.000

A Denotes trust-wide proposal and voting results.